EXHIBIT 10.1

P.O. Box 323

Old Bethpage, NY 11804

(516) 249-5682

EMPLOYMENT AGREEMENT

This Agreement, effective as of September 27, 2011, by and between Bion Environmental Technologies, Inc.  (‘Company’) and George Bloom (‘Employee’).

WHEREAS, the Company desires to retain the services of Employee as an employee upon the conditions contained in this Agreement; and

WHEREAS, Employee desires to provide services to the Company, as an employee, under such conditions;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Company does hereby agree to engage Employee and Employee does hereby agree to be engaged by the Company, upon the terms and conditions set forth in the following paragraphs:

1.

Employment Period.

a.)

The Company hereby engages Employee commencing from the date of this Agreement and ending January 31, 2016 (“Employment Period”) to serve as Vice President-Engineering (“VPE”) of the Company (and its subsidiaries, as required) and to render such other services in an executive capacity as the Company shall reasonably require.  Employee hereby agrees to remain in the employ of the Company for the Employment Period, subject to the provisions of this Agreement.  Employee may terminate his employment with the Company upon three months’ written notice to the Company, in which case this Agreement shall terminate without liability one to the other upon the date specified by Employee, provided, however, that if Employee elects to terminate for other than reasons of ill health, 50% of the any Options (defined below) that vested during the prior 12 months shall be cancelled.

b.)

Employee and Company shall, commencing at the beginning of the 49th month of this Agreement, negotiate in good faith regarding renewal and/or extension of this Agreement.  In the event that no renewal/extension agreement is executed, by the end of the 54th month, then contract will expire at end of term.

2.

Duties/Exclusivity/Non-Compete/Work Product/Proprietary Materials/ Confidentiality.

a.)

Employee agrees that at all times during the Employment Period he will faithfully and diligently endeavor to promote the business and business interests of the Company while performing the duties VPE as determined by the Company’s Board of Directors and CEO from time-to-time.

b.)

Non-Compete

i.)

At no time during the Employment Period or during a two (2) year period following the termination of the Employment Period shall Employee compete with the Company in any business in which the Company is actively engaged or has established plans to enter during such period.  A list of such businesses shall be provided to Employee by the Company within thirty days of the termination of the Employment Period.  This provision shall be construed narrowly and shall not prevent Employee from using his professional credentials and/or experience in the context of employment in the wastewater industry or by an environmental engineering firm.

 ii.)

At no time during the Employment Period or during any period thereafter shall Employee utilize or disclose any of the Company’s Core Technical Knowledge (CTK) , except on behalf of the Company (and/or its successors and/or assigns) as long as the Company is active or plans to be active in the biologically based processing of wastes or nutrient management business or air emissions management business and/or in businesses based on utilization of its CTK for integration in the agriculture/food processing/renewable energy industries based in whole or in part on the application of that CTK.

c.)

All work product, inventions, etc. of Employee during the term of this agreement shall be the sole property of the Company and Employee shall execute such assignments and/or other documents as may be required to fully vest such ownership in the company.

d.)

All proprietary information and other information concerning the Company acquired pursuant to Employee’s service to the Company shall at all times be and remain the sole property of the company regardless of how such proprietary information is stored and upon termination of Employee’s service to the Company (on whatever basis) (w/o retaining copies) return all such proprietary information to the Company on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc).

e.)

The existing Confidentiality Agreement between Employee and the Company shall remain in full force and effect, to the extent that any of the provisions of such existing Confidentiality Agreement are in conflict with the provisions of Paragraph 2 herein, the terms of the Confidentiality Agreement shall control for a period of two (2) years from the later of termination of the Employment Period or the date on which Recipient obtains such Confidential information.  Employee agrees to execute the current version of the Company’s Confidentiality and Proprietary Information Agreement ('CPIA') on or before August 31, 2011, which new CPIA shall be incorporated herein by reference.

3.

Salary and Benefits.  Subject to the provisions of this Agreement, during the Employment Period, Employee shall be compensated as follows:

a.)

Employee shall earn a salary of $150,000 per annum, payable in twice monthly installments, subject to customary payroll deductions for Federal, State, and local taxes and to such other deductions as are required by law or by mutual agreement of the Company and Employee. Employee will be reviewed annually and will be included in Bion’s senior management bonus pool. Salary shall be increased to $180,000 per annum upon completion of the Company’s next financing which nets the Company at least $3 million, provided, however, that if such sum has not been raised prior to July 1, 2011, the Company shall thereafter accrue the increased salary on behalf of Employee for payment when the has raised such sum.

b.)

Employee’s existing options to purchase Company’s common stock, contingent stock grant and stock bonus grant from all dates through December 31, 2010 shall remain in full force and effect and shall vest as set forth therein, provided, however, that any and all options and/or stock grants which would have vested at earlier dates had Employee already executed an employment agreement with the Company shall immediately vest on the effective date of this Agreement as follows:

No. Shares

Share Price

Issue Date

Revised Issue Date

     Stock Bonus Grant

20,000

TBD on Issue Date

50% 1/1/10; 50% 1/1/11

January 1, 2012

     Stock Bonus Grant

20,000

TBD on Issue Date

January 1, 2012

January 1, 2013

Attached hereto as Appendix A is a list of all Options granted to Employee (including those granted pursuant to paragraph 3 c.) of this Employment Agreement).

c.)

The Company hereby grants Employee, effective January 1, 2011,  250,000 additional Options pursuant to the Company’s 2006 Consolidated Incentive Plan (as amended) (‘Plan’), each exercisable to purchase shares of the Company’s common stock at an exercise price of $3.00 per share (the opening price on December 14, 2010, the date on which Company agreed in principle to the basic terms of this extension) through December 31, 2018 (‘Options’), which Options shall vest  at a rate of 50,000 on the date of execution of this Agreement and 50,000 annually on the first day of January each year thereafter commencing January 2012 so long as Employee is performing the services to the Company set forth in this Agreement.

d.)

The Board of Directors of the Company will review Employee’s salary no less than once per year with a view to making such increases in Employee’s salary or declaring such bonuses or other benefits as may be merited and warranted in light of factors considered pertinent by the Board of Directors.

e.)

Employee shall receive the Company’s standard executive health, hospitalization and life insurance benefits, provided, however, at the option of the Employee, the amount which the Company would have paid for health insurance premiums shall be applied to premiums for a life insurance policy for Employee and/or supplemental health insurance (major medical, disability, etc.); as well as such other benefits as the Board may deem appropriate from time to time.  Until such time that the above referenced health insurance plan is in place the Company shall reimburse the Employee 50% of the cost of a family health and dental insurance plan.

f.)

Employee shall be entitled to four weeks (aggregate) of vacation and personal time per year (not including national holidays) to be taken at such times as to not interfere with the performance of his duties hereunder, plus up to two weeks of paid sick leave per year.  Any unused days upon the end of each year shall be a factor in the review at subparagraph d.) above.

4.

Expenses.  All reasonable and necessary expenses incurred by Employee in the performance of his duties under this Agreement, including but not limited to expenses for entertainment, travel, and similar items, shall be paid or reimbursed monthly by the Company upon receipt of appropriate documentation of such expenses.  Employee shall provide his own office space in his existing facilities without any expense to the Company, provided, however, the Company shall reimburse Employee for office expenses and expenses related to Employee’s PE license and its annual renewal inclusive of continuing education requirements.

5.

Disability of Employee.  In the event of the disability of Employee (as defined herein) prior to the  expiration of the Employment Period, Employee shall nevertheless continue to be compensated at his then designated annual rate and with such benefits provided for in Paragraph 3 hereof.  For purposes of this Agreement, Employee shall be deemed to be fully disabled if, because of illness or other physical or mental condition; he is unable to fully perform all of his duties under this Agreement for two successive months.  In the event that he is unable to perform all or a portion of the duties required under this Agreement for short periods of time aggregating over two months in any twelve successive calendar months, he shall be deemed to be partially disabled.  The compensation and benefit period shall run from the time disability commenced until Employee’s condition improves sufficiently to permit him to fully perform his duties, after which date he must be available at the Company’s option.  The Company may require such evidence of disability, as it deems appropriate.

The Employment Period shall automatically terminate upon the death of Employee; provided, however, that in the event of the Employee’s death, all compensation Employee is receiving under Paragraph 3 of this Agreement at the time of his death shall be paid to his legal representative for a period of six months following the date of Employee’s death or the remainder of the Employment Period, whichever occurs first.  At the discretion of the Board of Directors, the Employment Period may terminate upon the Disability of Employee (as defined in Paragraph 5 above); provided, however, that Employee shall continue to receive compensation in accordance with the provisions of this Paragraph 5 related to death as set forth above.

6.

Termination for Cause.  Upon the occurrence of any of the events listed below, the Company may terminate the Employee without further obligation under this Agreement:

1.

Employee's conviction of any criminal act directly related to Employee's duties hereunder including, without limitation, misappropriation of funds or property of the Company or any other felony criminal act.

2.

Employee's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or gross neglect of duties.

3.

Breach by Employee of any material provision of this Agreement.

7.

Termination Without Cause.  In the event Employee is terminated by the Company for any reason, except as set forth in Paragraph 7 above, he shall continue to be compensated for six months.

8.

Termination Upon Change of Control.  In the event that a change in control of the Company  shall occur at any time during the Employment Period, as a result of which the Board of Directors appoints a person other than Employee to serve in the capacity for which Employee is employed hereunder, Employee nevertheless shall be entitled to the benefits of and subject to all of the terms and conditions set forth herein, including, without limitation, the right to receive compensation and benefits as provided in Paragraphs 3, 4, 5 and 6 hereof for the balance of the term of this Agreement or a period of six months whichever is shorter, regardless of whether Employee continues to perform any services for the Company.

9.

Vesting in the Event of Termination.  In the event that the Employee is terminated upon death or disability (Paragraph 6), terminated without cause (Paragraph 8), or terminated upon change in control (Paragraph 9), all warrants, options or shares issued but unvested at the date of termination shall become fully vested as of the date of termination.

10.

Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of the Company’s equity or assets and business.

11.

Choice of Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

12.

Severance of Invalid Provisions.  In the event that any one or more of the provisions of this Agreement or any portions thereunder is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Further, such provisions, to the extent they were found unenforceable due to length of term or breadth of scope, shall remain in full force and effect to the fullest extent enforceable in law or equity.

13.

Integrated Agreement.  This Agreement shall constitute the entire agreement between the parties hereto relating to the Employment of Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Employee has executed this Agreement, effective as of the date and year first above written.

BION ENVIRONMENTAL TECHNOLOGIES, INC.

By: /s/ Mark A. Smith

     Mark A. Smith, President

EMPLOYEE

/s/ George Bloom

George Bloom

APPENDIX A